Exhibit 99.1

             Cellegy Pharmaceuticals Reports 2003 Financial Results

South San Francisco, California, March 25, 2004 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) reported today its 2003 financial results. For the year ended December 31, 2003, revenues were $1,620,000, compared with $1,402,000 for the same period last year. Revenues in 2003 consisted primarily of $385,000 in Australian RectogesicTM ointment sales, $67,000 in initial Rectogesic sales in South Korea, $316,000 in skin care product sales to Gryphon Development, the product development arm of a major specialty retailer and $833,000 in licensing revenue for Fortigel(TM) (testosterone gel). Revenues in 2002 consisted primarily of $275,000 in Australian Rectogesic sales and $1,081,000 in skin care product sales, primarily to Gryphon. The net loss for the year ended December 31, 2003 was $13,532,000 or $0.68 per share based on 19,964,000 weighted average shares outstanding, compared with a 2002 net loss of $15,241,000 or $0.86 per share based on 17,643,000 weighted average shares outstanding.

Cash, restricted cash and investments at December 31, 2003 were $11.6 million, compared with $23.9 million at December 31, 2002 and $14.5 million at September 30, 2003. Cellegy's cash, restricted cash and investments declined by $2.9 million in the fourth quarter of 2003. This was in line with management's expectations and reflects ongoing efforts to preserve cash and control spending, while continuing to focus on the clinical development and commercialization of key products. Cellegy's cash use for the first half of 2004 is expected to remain at about the fourth quarter 2003 rate. In January 2004, Cellegy entered into a Structured Secondary Offering (SSO) agreement with Kingsbridge Capital Limited which allows Cellegy to sell up to 3.74 million shares of newly issued common stock at times and in amounts selected by the Company over a period of up to two years, subject to certain restrictions including the registration of the shares with the SEC.

Additional Financial Information

Rectogesic revenues in Australia increased 40% in 2003, compared with 2002. The Company believes Rectogesic has the potential to continue to gain market share and increase revenue in the Australian market. Cellegy launched Rectogesic in South Korea through our distributor during the fourth quarter of 2003. We are not yet able to assess the market acceptance and revenue potential of Rectogesic in South Korea. Skin care moisturizer sales to Gryphon decreased by $765,000 or about 71% in 2003, compared with 2002. Product sales to Gryphon will likely continue to fluctuate from period to period depending on their seasonal ordering patterns. We do not now expect any Gryphon sales orders through, at least, the first quarter of 2004.

In December 2002, Cellegy entered into an exclusive license agreement with PDI, Inc. for commercial rights to Fortigel in North American markets. In 2003, Cellegy recorded total


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licensing  revenue of $833,000 from PDI, with about $208,000 realized in each of the four quarters of 2003 reflecting the amortization, over the expected commercial life of Fortigel, of the initial $15 million received from PDI on the agreement date. The Company expects the balance to be recorded as licensing revenue at the same quarterly rate in subsequent periods.

Operating expenses for the year ending December 31, 2003 were $2,134,000 lower than during the comparable 2002 period. During the first half of 2002, Cellegy incurred pre-launch marketing costs relating to its CellegesicTM (nitroglycerin ointment) product candidate, as well as, Fortigel Phase 3 clinical trial costs and FDA user fees associated with filing the Fortigel New Drug Application. Subsequent reductions in marketing and research expenses and overall reductions in staff were made in the second half of 2002. Reduced expense levels were maintained in 2003, but were offset somewhat by clinical expenses associated with the recently completed Phase 3 Cellegesic clinical trial.

Operating expenses for 2003 and 2002 were also impacted by various non-cash charges and credits. Total non-cash compensation charges for 2003 were $579,000, associated with the modification of certain stock options and bonuses paid in stock. For 2002, total non-cash credits were $504,000 with compensation charges of $322,000 more than offset by a non-cash credit of $826,000 resulting from the termination of the Ventiv Health marketing and sales agreement for Cellegesic(TM) (nitroglycerin ointment) in the third quarter of 2002.

In the course of preparing its financial statements for the year ended December 31, 2003, the Company determined that it was necessary to adjust the accounting treatment for certain employee and director stock options that had been cancelled during the fourth quarter of 2002. The Company initially accounted for the cancellation of certain unvested options as a modification to the stock options and applied variable accounting treatment to the uncancelled portion of the stock options. Subsequently, the Company determined that was not the appropriate application under generally accepted accounting principles, and reversed the non-cash expense of $695,000 previously recorded in the fourth quarter of 2002 related to the intrinsic value of the vested options. In turn, the restatement resulted in an additional non-cash expense of $248,000 for 2003. Cellegy has filed an amended annual report on Form 10-K/A for 2002 and amended quarterly reports on Form 10-Q/A for each of the first three quarters of 2003. The Company has completed its review of the 2003 financial statements, as reported herein, and plans to file its 2003 Annual Report on Form 10-K next week.

About Cellegy Pharmaceuticals

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and marketing of prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, and the use of nitric oxide donors for the treatment of certain cancers. The Company is developing Cellegesic for the treatment of pain associated with chronic anal fissures and recently announced positive results of a Phase 3 clinical trial. Cellegy now intends to file a New Drug Application in the second quarter of 2004. The Company is also developing Cellegesic for the treatment of hemorrhoids and a painful condition called dyspareunia, which prevents or inhibits sexual intercourse in more than 5 million women in the United States. There are


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currently  no  effective,  non-invasive  drug  treatments  for  either  of these conditions. Cellegy researchers are investigating several nitric oxide donor product candidates in earlier development stages.

Cellegy is also developing two transdermal testosterone gel products. The Company has previously completed two Phase 1 / 2 clinical trials using Tostrelle(TM) (testosterone gel) for the treatment of female sexual dysfunction
(FSD). In June 2003, Cellegy announced results of an interim analysis of an additional Phase 2 study using Tostrelle for treating FSD, which showed a favorable response rate of 71% versus a placebo response of 13%. Fortigel, a replacement therapy for male hypogonadism, was the subject of a Not Approvable letter by the FDA in July 2003.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors, completion and timing of the NDA filing of Cellegesic Phase 3 clinical trial data and the completion of trials for hemorrhoids and dyspareunia. There can be no assurance that the FDA will find the Cellegesic trial data, the statistical analysis methodology used by the Company, or other sections of the NDA acceptable. The FDA may not agree that the trial data satisfy the standards specified in the Special Protocol Assessment and may not ultimately grant marketing approval for Cellegesic. In addition, there is no certainty as to the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel or the Company's ability to complete corporate partnerships relating to Cellegesic or Fortigel.

In October 2003, Cellegy announced that it had received a communication from PDI, Inc. invoking mediation procedures under the exclusive license agreement between PDI and Cellegy relating to Fortigel. After mediation was completed in December 2003, both PDI and Cellegy initiated litigation proceedings against each other. The Company believes PDI's claims are without merit. However, there can be no assurances regarding the outcome of litigation proceedings by Cellegy and PDI. The Company could be required to devote significant time and resources to the proceedings and an adverse outcome could have a material adverse financial impact on Cellegy.

Readers are cautioned not to place undue reliance on forward-looking statements, and we undertake no obligation to update or revise statements made herein. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2002 and other documents, including the forthcoming Annual Report on Form 10-K for the year ending 2003, that the Company has filed and will file with the Securities and Exchange Commission.


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For more information:
Web site:  www.cellegy.com
Phone: (650) 616-2200

Richard Juelis                                                K. Michael Forrest
Vice President, Finance & CFO                                 President & CEO


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                          CELLEGY PHARMACEUTICALS, INC.

                            SUMMARY FINANCIAL RESULTS

                                December 31, 2003

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                         Year ended December 31,
                                                         -----------------------
                                                            2003         2002
                                                          --------     --------
                                                         (unaudited)
Revenues                                                  $  1,620     $  1,402
Cost and expenses:
    Cost of product sales                                      186          370
    Selling, general and administrative                      4,448        6,390
    Research and development                                10,211       10,403
                                                          --------     --------
Total costs and expenses                                    14,845       17,163
                                                          --------     --------
         Operating loss                                    (13,225)     (15,761)
Interest and other income (expense), net(1)                   (307)         520
                                                          --------     --------
Net loss                                                  $(13,532)    $(15,241)
                                                          ========     ========
Basic and diluted net loss per common share               $  (0.68)    $  (0.86)
                                                          ========     ========
Weighted average common shares used in
computing basic and diluted net loss per share              19,964       17,643

1. During 2003, $666,900 was recorded as other expense associated primarily with the write off of capitalized tenant improvements at the Company's South San Francisco facility which were subleased and modified by the tenant. During 2002, $86,500 in gains on sale of certain laboratory equipment were recorded as other income.


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                          CELLEGY PHARMACEUTICALS, INC.
                            SUMMARY FINANCIAL RESULTS

                                December 31, 2003

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)
--------------------------------------------------------------------------------

                                                                December 31,
                                                            --------------------
                                                              2003        2002
                                                            --------     -------
                                                           (unaudited)

Cash, restricted cash and investments                       $ 11,564     $23,858
Other assets                                                   3,767       4,521
                                                            --------     -------
Total assets                                                $ 15,331     $28,379
                                                            ========     =======

Current liabilities                                         $  2,852     $ 2,960
Deferred revenue                                              13,335      14,168
Other long-term liabilities                                      724         717
Shareholders' equity (deficit)                                (1,580)     10,534
                                                            --------     -------
      Total liabilities and shareholders' equity            $ 15,331     $28,379
                                                            ========     =======

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